UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2020

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Atreca, Inc.

(Exact name of Registrant as Specified in Its Charter)

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Delaware	001-38935	27-3723255
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 East Jamie Court South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 595-2595

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	BCEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 2, 2020, Atreca, Inc. (the “Company”) entered into a Collaboration and License Agreement (the “Agreement) with Xencor, Inc. (“Xencor”). Under the Agreement, the parties will collaborate to research, develop and commercialize T cell-engaging bispecific antibodies as potential therapeutics in oncology.

During an initial three-year research term, the parties will generate and evaluate bispecific antibodies comprising Atreca antibodies engineered with Xencor’s CD3 platform that bind to both a tumor target and a CD3 target, and the parties will each bear their own personnel costs, and will share equally the external, out-of-pocket costs, incurred in conducting the research activities. If a bispecific antibody arising during the research term meets certain specified criteria, then (a) the parties may elect to jointly fund the development and commercialization of products using such antibody in a joint program, (b) each party may develop and commercialize such antibodies on its own behalf in a unilateral program, or (c) the parties may agree to grant the rights to such antibodies to a third party in an out-licensed program. Each party has the right to participate in up to two joint programs and up to two unilateral programs. Using commercially reasonable efforts, the Company will lead development and commercialization under the first joint program, and Xencor will lead such activities under the second joint program. Each party will grant licenses to the other party under its relevant patents and know how in connection with the development, manufacture and commercialization of the products arising from the applicable program. Each party is subject to specified exclusivity obligations in connection with the targets to which the products arising from each collaboration are directed, and the antibodies included in such products, with the scope of such exclusivity determined based on whether such program is a joint or unilateral program.

Under each joint program, the parties will share all development and commercialization costs and profits and losses equally (50%/50%), subject to certain rights for the non-lead party to opt-out of its co-funding obligations at certain specified development points or upon specified triggers. Upon a party’s exercise of its right to opt out of a joint program, the other party will bear all development and commercialization costs, and pay the other party (a) development and commercialization milestone payments up to an aggregate of $95.0 million, (b) running royalties on net sales of products at a percentage in the mid-single digit to high-teens, and (c) a portion of the amounts (excluding royalties and certain payments) it receives as a result of the grant of a sublicense under the program at a percentage ranging in the mid-double digits, in each case of (a)-(c) depending on the timing at which the opt-out rights are exercised. Under each unilateral program, the lead party under such program will bear all development and commercialization costs, and pay the other party (i) running royalties on net sales of products at a percentage in the mid- to high-single digits, and (ii) a portion of the amounts (excluding royalties and certain payments) it receives as a result of the grant of a sublicense under the program at a percentage ranging in the low-double digits. Under each out-licensed program, the parties will share all amounts (excluding royalties and certain payments) received as a result of the grant of a sublicense under the program. The royalties for the opted-out joint programs and the unilateral programs will be payable, on a product-by-product and country-by-country basis, until the later of the expiration of each party’s patents that cover such product in such country, expiration of regulatory exclusivity for such product in such country, or ten years from first commercial sale of such product in such country.

The Agreement will expire on the later of (a) the first anniversary of the end of the three-year research term, and (b) the date on which all joint programs and all unilateral programs, including out-licensed programs, are either terminated or the payment obligations under such programs have expired. Each party may terminate the Agreement in its entirety, or on a program-by-program basis, for the other party’s uncured material breach. Each party may terminate the Agreement in its entirety for the other party’s insolvency.

The foregoing description of the Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2020. The Company intends to seek confidential treatment for certain portions of the Agreement pursuant to a Confidential Treatment Request submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atreca, Inc.

Dated: July 8, 2020	By:	/s/ Courtney J. Phillips
Courtney J. Phillips
General Counsel and Corporate Secretary